EXHIBIT 99.1

Huttig Announces Changes to the Executive Leadership Structure

ST. LOUIS, Oct. 30, 2017 (GLOBE NEWSWIRE) -- Huttig Building Products, Inc. (NASDAQ:HBP), a leading domestic distributor of millwork, building materials and wood products, today announced several changes to the executive leadership team, effective January 1, 2018.

“This new executive leadership structure better supports the transformational change we are driving through the organization, leverages the industry and managerial experience of the executives that have recently joined Huttig across the entire company, and aligns the Huttig-Grip™ Division with our corporate structure and field operations,” said Jon Vrabely, Huttig President and CEO.  “I am excited to announce our new executive leadership structure.”

Mr. Robert Furio, currently Executive Vice President of the Huttig-Grip Division, has been appointed Executive Vice President and Chief Operating Officer of the Company.

Mr. David A. Fishbein, will continue in his current role as Executive Vice President of the Huttig-Grip Division, and has been appointed Chief Marketing Officer of the Company.

Rebecca L. Kujawa, currently the Company’s Vice President, General Counsel and Corporate Secretary, has been appointed Senior Vice President Supply Chain Management, General Counsel and Corporate Secretary of the Company.

Oscar A. Martinez, will continue in his current role as the Company’s Vice President and Chief Financial Officer.

Brian D. Robinson, currently the Company’s Vice President and Chief Information Officer, has been appointed Senior Vice President and Chief Information Officer of the Company.

John F. Short, will continue in his current role as the Company’s Vice President of Human Resources.

Mr. Vrabely added, “Our new executive leadership structure sets the foundation for the continued execution of our strategic plan.  Huttig has a very bright and exciting future as we are well positioned to achieve growth for years to come.”

About Huttig
Huttig, currently in its 133rd year of business, is one of the largest domestic distributors of millwork, building materials and wood products used principally in new residential construction and in home improvement, remodeling and repair work. Huttig distributes its products through 27 distribution centers serving 41 states. Huttig’s wholesale distribution centers sell principally to building materials dealers, national buying groups, home centers and industrial users, including makers of manufactured homes.

Forward-Looking Statements
This release contains various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements present management’s expectations, beliefs, plans and objectives regarding our future business and financial performance. We disclaim any obligation to publicly update or revise any of these forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, contact:

investor@huttig.com